CONTACT:
Lou Anne J. Nabhan
Louanne.nabhan@hamiltonbeach.com
804-418-7745

For Immediate Release
Wednesday, August 4, 2021

HAMILTON BEACH BRANDS HOLDING COMPANY
ANNOUNCES SECOND QUARTER 2021 RESULTS

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB) today announced results for the second quarter of 2021.
Highlights
•Revenue increased 11.8% to $154.7 million, driven by strong demand in all markets
•Operating profit decreased to $0.9 million, primarily due to significantly higher transportation costs as a result of disruption and congestion in several areas of the supply chain, and to increased materials and labor costs and higher SG&A expenses
•The company has taken a number of steps to mitigate higher product costs, including price increases that will mostly go into effect in the second half of 2021
•Demand for retail and commercial small appliances is expected to remain strong in 2021 and into 2022
•Ongoing industry-wide pressures in the global supply chain that are affecting importers could have an impact on the Company’s ability to satisfy the anticipated strong demand in the second half of 2021

Second Quarter 2021 Compared to Second Quarter 2020
Total revenue increased 11.8% to $154.7 million compared to $138.3 million. In the US and Canadian markets, consumer demand remained strong and revenue was in line with last year's robust pandemic-driven growth. In the Latin American market, revenue continued to grow, increasing significantly and exceeding expectations. The Mexican and global commercial markets continued to rebound strongly from pandemic-driven demand softness. Revenue in both markets increased significantly and exceeded expectations.
The Company's strategic initiatives continued to play a strong role in revenue performance. Sales through the ecommerce channel accounted for 32% of total revenue even as consumers shopped more in stores compared to the prior year. Sales of the Company's premium products increased 35% and reflected strong growth for the Bartesian® premium cocktail delivery system and the Hamilton Beach® Professional and Wolf Gourmet® countertop appliances brands.
Despite the strong top-line growth, the Company experienced a number of supply chain disruptions and inflationary pressures in the second quarter that affected profitability. Gross profit margin decreased to 18.4%. This compared to the year-ago amount of 25.5%, which was significantly higher than the Company's historical range and the result of strong revenue growth in the US and Canadian markets, tariff relief and other decreased expenses.

In the current quarter, inbound and outbound transportation costs increased significantly. The Company also experienced increased material costs and higher labor expenses, especially for warehouse personnel. The Company has taken steps to mitigate the cost pressures, including price increases effective in June, July and August, that vary by market, and should benefit second-half results more than they did second-quarter results. The Company continues to navigate an increasingly challenging industry-wide supply chain environment, particularly as it relates to transportation and especially ocean freight from China, where its products are manufactured.
Selling, general and administrative expenses increased to $27.5 million compared to $24.0 million. The increase included $1.2 million for costs related to the relocation of the Company's US distribution center. As previously reported, the US distribution center is being relocated from Olive Branch, Miss. to a new facility in Byhalia, Miss. during the second and third quarters. Other contributing factors were higher outside services and personnel-related expenses.
Operating profit was $0.9 million compared to $10.9 million. Net income from continuing operations was $0.1 million, or $0.01 per diluted share, compared to net income from continuing operations of $8.1 million, or $0.59 per diluted share.
During the second quarter, the Company expanded its presence in the large and fast-growing Home Health and Wellness market with the announcement of two strategic partnerships. Hamilton Beach Brands is partnering with The Clorox Company to launch a new line of air purifiers under the Clorox® brand name in the second half of 2021. Through a partnership with HealthBeacon, Limited, the Company is the exclusive marketer and distributor of a smart Injection Care Management System in the US and Canada under the new brand name Hamilton Beach® Health. The Company expects to begin online distribution in the fourth quarter of 2021, starting with a new direct-to-consumer website www.smartsharpsbin.com.

Cash Flow and Debt
Cash flow before financing activities for the six months ended June 30, 2021, which is comprised of cash provided by operating activities and investing activities from continuing operations, was $0.8 million compared to $19.7 million. Capital expenditures were $7.6 million, primarily for investment in the new US distribution center, partially offset by $4.0 million of lease incentives and tenant improvement allowances classified as cash provided by operating activities. Capital expenditures were $1.6 million in the same period last year.
Net working capital increased by $71.8 million and reflected an increase in inventory and trade receivables partially offset by higher accounts payable. Increased inventory is due to the Company's planning for anticipated continued strong consumer demand for its products as well as to ongoing disruptions in the transportation supply chain. Higher trade receivables are mainly attributable to the increased sales in the second quarter of 2021. Net debt, or debt minus cash and cash equivalents, at June 30, 2021 was $98.1 million compared to $40.2 million at June 30, 2020, and $96.0 million at December 31, 2020, and reflects the changes in net working capital. Prior-year net debt was significantly below the Company's historical range as pandemic-driven retail customer and consumer demand depleted inventory.

Outlook
Hamilton Beach Brands was pleased that the top-line momentum of the past two quarters continued in the second quarter of 2021 and expects demand for its retail and commercial products to remain strong across all markets in the second half of the year and into 2022. The Company's brands are healthy and continue to see robust growth. Retail placements and promotions that have been secured for the holiday selling season are strong and underscore the ongoing strong interest in the Company's products from retailers and consumers. The Company expects to continue to benefit from its expansion into the premium and commercial markets and from its strength in the ecommerce channel.
The Company believes the current supply chain challenges are exacerbated by the annual industry inventory building period ahead of the peak holiday selling season and that when the holiday stocking is completed later in the second half of the year the disruptions should begin to moderate. The Company is focused on importing all the inventory possible to meet the strong demand. The main challenge to satisfying demand is the Company's ability to secure supply from China in a timely and efficient manner. The Company may not be able to source all of the product it needs to meet the strong underlying demand at an acceptable transportation cost.

The Company expects to gain a deeper understanding of inflationary pressures and supply chain disruptions as the industry navigates the peak holiday season. The Company plans to provide its outlook for revenue and operating profit for the year when third quarter 2021 results are announced.
Meanwhile, the Company continues to take many steps to manage the near-term supply chain disruptions and mitigate cost pressures, including additional pricing actions that may be needed to cover rising costs while also remaining competitive, working with suppliers to minimize constraints, negotiating with carriers for container space and rates, and collaborating with retail customers. Price increases should provide a significant offset to rising costs, but may not fully offset the increases in the short term depending on the levels of continued cost escalation.
For the longer term, the current challenges are not indicative of the fundamental health of Hamilton Beach Brands' business or its long-term prospects. The Company is a leader in an industry with strong, durable demand. Hamilton Beach Brands expects consumers will continue to cook more at home, due to new habits formed during the pandemic. Household formation by millennials and boomers transitioning to new homes or remodeling are ongoing demographic trends that are expected to continue to drive demand for small kitchen appliances.
Hamilton Beach Brands remains confident in its strategic direction and continues to make progress with its strategic initiatives to drive growth in revenue, expand operating profit margin and generate strong cash flow over time.
The Company plans to further increase its focus on ecommerce and position itself for growth in dollars and share. The Company is supporting growth in the ecommerce channel with a number of digital marketing programs, expansion of its direct-to-consumer distribution operation, and increasing its participation with pure-play and omnichannel customers. For the premium and commercial markets, the Company plans to continue investments in new product development, further strengthen relationships with regional and global chains, and pursue additional partnerships and licensing agreements.
The Company’s leading portfolio of consumer preferred brands and products, which ranges from value to luxury and covers more than 50 categories, is a key competitive advantage. Hamilton Beach Brands expects to introduce approximately 130 new products over the years 2021 and 2022, which should enable the Company to benefit from the expected broad small appliance demand across the cooking and beverage categories.

Conference Call
The Company will conduct an earnings conference call and webcast on Thursday, August 5, 2021, at 9:30 a.m. Eastern time. The call may be accessed by dialing (833) 227-5844 (Toll Free) or (647) 689-4071 (International), Conference ID: 1147735. The conference call will also be webcast live on the Company’s Investor Relations website at www.hamiltonbeachbrands.com. An archive of the webcast will be available on the website.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company is a holding company for Hamilton Beach Brands, Inc., a leading designer, marketer, and distributor of a wide range of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, fast food chains, bars, and hotels. The Company’s consumer brands include Hamilton Beach®, Proctor Silex®, Hamilton Beach® Professional, Weston®, TrueAir® and Brightline® personal care products. Hamilton Beach licenses the brands for Wolf Gourmet® countertop appliances, CHI® premium garment care products, and Clorox® air purifiers. Hamilton Beach markets the Bartesian® premium cocktail delivery system through an exclusive multiyear agreement. Through a partnership with HealthBeacon, Hamilton Beach is the exclusive marketer and distributor of a smart Injection Care Management System in the US and Canada under the brand name Hamilton Beach® Health. Commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. For more information about Hamilton Beach Brands Holding Company, visit the Company’s website at www.hamiltonbeachbrands.com.

Forward-Looking Statements
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation: (1) the Company’s ability to ship products to meet the anticipated increase in demand, (2) the Company’s ability to successfully manage the anticipated transportation constraints, (3) the unpredictable nature of the COVID-19 pandemic and its potential impact on the Company's business; (4) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (5) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (6) bankruptcy of or loss of major retail customers or suppliers, (7) changes in costs, including transportation costs, of sourced products, (8) delays in delivery of sourced products, (9) changes in or unavailability of quality or cost effective suppliers, (10) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which HBB buys, operates and/or sells products, (11) the impact of tariffs on customer purchasing patterns, (12) product liability, regulatory actions or other litigation, warranty claims or returns of products, (13) customer acceptance of, changes in costs of, or delays in the development of new products, (14) increased competition, including consolidation within the industry, (15) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of HBB products, (16) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (17) difficulties arising as a result of the Company's implementation, integration or operation of an enterprise resource planning system in the US, (18) the Company's ability to successfully remediate the material weaknesses in its internal control over financial reporting disclosed in Item 9A of the Annual Report on Form 10-K within the time periods and in the manner currently anticipated, additional material weaknesses or other deficiencies that may arise in the future or its ability to maintain an effective system of internal controls, (19) the Company's ability to effectively plan and manage the relocation to its new distribution center, and (20) other risk factors, including those described in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2020. Furthermore, the situation surrounding COVID-19, including the mutation of variants, remains fluid and the potential for a material impact on the Company’s results of operations, financial condition, liquidity, and stock price increases the longer the virus impacts activity levels in the US and globally. For this reason, the Company cannot reasonably estimate with any degree of certainty the future impact COVID-19 may have on its results of operations, financial position, liquidity and stock price. The extent of any impact will depend on the extent of new outbreaks, the extent to which new shutdowns may be needed, the nature of government public health guidelines and the public’s adherence to those guidelines, the impact of government economic relief on the US economy, unemployment levels, the success of businesses reopening fully, the availability of vaccines for COVID-19, the rate of individuals becoming fully vaccinated, the potential need for fully vaccinated individuals to receive booster shots, consumer confidence and demand for the Company's products.
*****

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2021	2020	2021	2020
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue	$154,655	$138,297	$303,904	$259,143
Cost of sales	126,272	103,043	243,828	198,849
Gross profit	28,383	35,254	60,076	60,294
Selling, general and administrative expenses	27,447	24,035	53,826	48,248
Amortization of intangible assets	50	324	100	648
Operating profit	886	10,895	6,150	11,398
Interest expense, net	698	366	1,418	969
Other expense (income), net	(224)	(193)	(53)	1,509
Income (loss) from continuing operations before income taxes	412	10,722	4,785	8,920
Income tax expense (benefit)	326	2,657	1,823	2,209
Net income (loss) from continuing operations	86	8,065	2,962	6,711
Income (loss) from discontinued operations, net of tax	—	(305)	—	22,561
Net income (loss)	$86	$7,760	$2,962	$29,272

Basic and diluted earnings (loss) per share:
Continuing operations	$0.01	$0.59	$0.21	$0.49
Discontinued operations	—	(0.02)	—	1.65
Basic and diluted earnings (loss) per share	$0.01	$0.57	$0.21	$2.14

Basic weighted average shares outstanding	13,875	13,644	13,865	13,635
Diluted weighted average shares outstanding	13,887	13,670	13,881	13,657

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	JUNE 30 2021	DECEMBER 31 2020	JUNE 30 2020
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$1,108	$2,415	$1,616
Trade receivables, net	102,898	144,797	85,209
Inventory	151,728	173,962	90,572
Prepaid expenses and other current assets	18,220	15,118	13,358
Total current assets	273,954	336,292	190,755
Property, plant and equipment, net	30,319	23,490	23,064
Goodwill	6,253	6,253	6,253
Other intangible assets, net	1,792	1,892	2,494
Deferred income taxes	3,425	6,965	5,830
Deferred costs	14,192	13,449	11,532
Other non-current assets	3,070	2,827	2,673
Total assets	$333,005	$391,168	$242,601
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$99,353	$152,054	$92,282
Accounts payable to NACCO Industries, Inc.	34	505	496
Revolving credit agreements	—	—	41,785
Accrued compensation	7,666	15,981	11,362
Accrued product returns	6,276	6,853	7,383
Other current liabilities	17,957	23,677	15,242
Total current liabilities	131,286	199,070	168,550
Revolving credit agreements	99,170	98,360	—
Other long-term liabilities	19,461	13,633	12,499
Total liabilities	249,917	311,063	181,049
Stockholders' equity
Class A Common stock	102	100	99
Class B Common stock	41	41	41
Capital in excess of par value	60,881	58,485	56,325
Treasury stock	(5,960)	(5,960)	(5,960)
Retained earnings	45,188	44,915	30,528
Accumulated other comprehensive loss	(17,164)	(17,476)	(19,481)
Total stockholders' equity	83,088	80,105	61,552
Total liabilities and stockholders' equity	$333,005	$391,168	$242,601

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	SIX MONTHS ENDED JUNE 30
	2021	2020
	(In thousands)
Operating activities
Net income (loss) from continuing operations	$2,962	$6,711
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used for) operating activities:
Depreciation and amortization	1,847	1,486
Deferred income taxes	3,925	1,037
Stock compensation expense	2,532	1,817
Other	(55)	116
Net changes in operating assets and liabilities:
Affiliate payable	(471)	—
Trade receivables	45,150	19,079
Inventory	23,159	17,222
Other assets	(6,824)	(1,462)
Accounts payable	(53,674)	(18,871)
Other liabilities	(10,126)	(5,383)
Net cash provided by (used for) operating activities from continuing operations	8,425	21,752
Investing activities
Expenditures for property, plant and equipment	(7,616)	(1,592)
Other	—	(500)
Net cash provided by (used for) investing activities from continuing operations	(7,616)	(2,092)
Financing activities
Net additions (reductions) to revolving credit agreements	686	(16,692)
Cash dividends paid	(2,689)	(2,454)
Other financing	(163)	—
Net cash provided by (used for) financing activities from continuing operations	(2,166)	(19,146)
Cash flows from discontinued operations
Net cash provided by (used for) operating activities from discontinued operations	—	(6,193)
Net cash provided by (used for) investing activities from discontinued operations	—	6
Net cash provided by (used for) financing activities from discontinued operations	—	—
Cash provided by (used for) discontinued operations	—	(6,187)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	78	1,079
Cash, cash equivalents and restricted cash
Increase (decrease) for the period from continuing operations	(1,279)	1,593
Decrease for the period from discontinued operations	—	(6,187)
Balance at the beginning of the period	3,436	7,164
Balance at the end of the period	$2,157	$2,570

Reconciliation of cash, cash equivalents and restricted cash
Continuing operations:
Cash and cash equivalents	$1,108	$1,616
Restricted cash included in prepaid expenses and other current assets	213	194
Restricted cash included in other non-current assets	836	760
Cash and cash equivalents of discontinued operations	—	—
Total cash, cash equivalents, and restricted cash	$2,157	$2,570